REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

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                                   SONUS CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


          Alberta, Canada                                Not Applicable
(STATE OR OTHER JURISDICTION OF INCORPORATION) (IRS EMPLOYER IDENTIFICATION NO.)

  111 S.W. Fifth Avenue, Suite 2390
  Portland, Oregon                                            97204
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                   (ZIP CODE)


            SONUS CORP. SECOND AMENDED AND RESTATED STOCK AWARD PLAN
                            (FULL TITLE OF THE PLAN)


                                Brandon M. Dawson
                                    President
                                   Sonus Corp.
                        111 S.W. Fifth Avenue, Suite 2390
                             Portland, Oregon 97204
                            Telephone (503) 225-9152
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)


                         CALCULATION OF REGISTRATION FEE

===============================================================================================================

           TITLE OF             AMOUNT TO BE           PROPOSED               PROPOSED             AMOUNT OF
       SECURITIES TO BE          REGISTERED             MAXIMUM               MAXIMUM          REGISTRATION FEE
          REGISTERED                                OFFERING PRICE           AGGREGATE
                                                       PER SHARE           OFFERING PRICE
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        Common Shares,
    without nominal or par
    value, and options and        1,797,600               (1)              $13,753,292(1)           $4,058
     other rights related          shares
            thereto
===============================================================================================================

 (1) Pursuant to Rule 457(h), the proposed maximum aggregate offering price for 813,600 shares available for option grants in the future of $5,670,792 and the corresponding registration fee has been computed based upon the average of the high and low sales prices of the Common Shares reported by the American Stock Exchange on June 19, 1998, $6.97. The aggregate offering price for the balance of 984,000 Common Shares of $8,082,500 is based on the aggregate exercise price of outstanding options.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following  documents filed by the registrant with the Securities and
Exchange   Commission  are  incorporated  by  reference  in  this   registration
statement:

        (a) Prospectus dated June 9, 1998 (the "Prospectus"), filed pursuant to Rule 424(b)(3) relating to the registrant's Registration Statement on Form SB-2 (No. 333-23137).

        (b) The registrant's Annual Report on Form 10-KSB for the fiscal year ended July 31, 1997, as amended by Amendment No. 1 on Form 10-KSB/A (with respect to Item 7 thereof), filed on October 30, 1997, other than the financial statements and auditors' reports included therein, which have been superseded by the financial statements and auditors' reports included in the Prospectus.

        (c) The registrant's Quarterly Reports on Form 10-QSB for the quarters ended October 31, 1997, and January 31, 1998.

        (d) The registrant's Quarterly Report on Form 10-QSB for the fiscal quarter ended April 30, 1998, as amended by Amendment No. 1 on Form 10-QSB/A (with respect to Item 1 thereof) filed on June 17, 1998.

        (e) The registrant's Current Report on Form 8-K dated November 21, 1997, reporting that a definitive securities purchase agreement had been reached between the registrant and Warburg, Pincus Ventures, L.P., a Delaware partnership ("Warburg"), pursuant to which the registrant agreed to the sale to Warburg of 13,333,333 Series A Convertible Preferred Shares (the "Convertible Shares"), together with Warrants to purchase 2,000,000 Common Shares (the "Warrants") at a purchase price of $12.00 per share, for an aggregate price of $18,000,000.

        (f) The registrant's Current Report on Form 8-K dated December 24, 1997, reporting consummation of the sale to Warburg of the Convertible Shares, together with the Warrants, for $18,000,000.

        (g) The  description  of the  registrant's  Common  Shares  included  as
Exhibit 99 to the registrant's Quarterly Report on Form 10-QSB for the quarter ended January 31, 1998.

        All documents filed by the registrant subsequent to those listed above pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

Item 4. Description of Securities.

        Not applicable.

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
Item 5. Interests of Named Experts and Counsel.

        William DeJong is a director of the registrant and is a partner in the Calgary, Alberta law firm, Ballem MacInnes. Ballem MacInnes is Canadian counsel to the registrant and has given an opinion as to the validity of the securities being registered. Mr. DeJong owns 16,440 Common Shares of the registrant and holds an option to acquire an additional 15,000 Common Shares at an exercise price of $3.48 per share.

Item 6. Indemnification of Directors and Officers.

        Part 8 of the registrant's bylaws requires the registrant to indemnify, in all circumstances permitted by the Business Corporations Act (Alberta) (the "Act"), directors and officers, former directors and officers, and any person who acts or acted at the registrant's request as a director or officer of a body corporate of which the registrant is or was a shareholder or a creditor, and his heirs and legal representatives, from and against:

        (a) all costs, charges, and expenses, including any amount to settle an action or satisfy a judgment reasonably incurred by him in respect of any civil, criminal, or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the registrant or such body corporate; and

        (b) all other costs, charges, and expenses reasonably incurred in connection with the defense of any civil, criminal, or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the registrant or such body corporate.

        The effect of this provision of the registrant's bylaws, when considered in light of Part 9, Section 119 of the Act, is to grant a right of indemnification to the above referenced individuals against all expenses (including attorney fees and settlement costs) reasonably incurred in each of the following circumstances:

        (a) the individual (i) acted honestly and in good faith with a view to the best interests of the registrant and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds to believe that his conduct was lawful;

        (b) the individual was substantially successful on the merits on his defense of the action or proceeding and acted honestly and in good faith with a view to the best interests of the registrant and, in the case of a criminal or administrative action, had reasonable grounds for believing his conduct was lawful; and

        (c) in the case of an action on behalf of the registrant to procure a judgment in its favor, to which the individual is made a party by reason of being or having been a director or officer of the registrant, the individual acted honestly and in good faith with a view to the best interests of the registrant, and the court approves such indemnification.

        As permitted by the Act, the registrant also maintains insurance for the protection of its directors and officers against liabilities incurred in such person's capacity as a director or officer of the registrant or of such other body corporate, except when such liability relates to such person's failure to act honestly and in good faith with a view to the best interests of the registrant or such other body corporate.

Item 7. Exemption from Registration Claimed.

        Not applicable.

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

Item 8. Exhibits.

        The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located at page II-6.

Item 9. Undertakings.

        (a) The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

                        (ii) To  reflect in the  prospectus  any facts or events
                arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                        (iii) To include any material  information  with respect
                to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling

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
person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undertaking of the registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act.


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


                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Portland, state of Oregon, on the 22nd day of June, 1998.

                                 SONUS CORP.



                                 By   /s/ Edwin J. Kawasaki
                                      Edwin J. Kawasaki
                                      Vice President-Finance and Chief Financial
                                        Officer

        In accordance with the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities indicated as of June 22, 1998.

Signature                            Title
---------                            -----

(1) PRINCIPAL EXECUTIVE OFFICER AND DIRECTOR:



Brandon M. Dawson*                   President, Chief Executive Officer and
                                     Director


(2) PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:


/s/ Edwin J. Kawasaki                Vice President, Finance and Chief Financial
Edwin J. Kawasaki                    Officer


(3) A MAJORITY OF THE BOARD OF DIRECTORS:

HUGH T. HORNIBROOK*                  Director
WILLIAM DeJONG*                      Director
DOUGLAS F. GOOD*                     Director
GREGORY FRAZER, Ph.D.*               Director
JOEL ACKERMAN*                       Director

*By /s/ Edwin J. Kawasaki
    Edwin J. Kawasaki
    Attorney-in-fact

                                  EXHIBIT INDEX

EXHIBIT                      DESCRIPTION OF EXHIBIT

  4.1 Articles of Incorporation of the Registrant. Incorporated by reference to Exhibit 3.1 to the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form SB-2 (File No. 333-23137) (the "Amendment").

 4.2           Bylaws of the  Registrant.  Incorporated  by reference to Exhibit
               3.2 to the Amendment.

 5 Opinion of Ballem MacInnes as to legality of securities being registered.

23.1           Consent of KPMG Peat Marwick LLP.

23.2           Consent of Shikaze Ralston, Chartered Accountants.

23.3           Consent of Ballem MacInnes (included in Exhibit 5).

24             Power of Attorney of certain officers and directors.

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Other exhibits listed in Item 601 to Regulation S-K are not applicable.


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